Exhibit 6.2
Preferred Shares A Purchase Agreement

ProConcept Marketing Group, Inc.
30 N. Gould Street Suite B Sheridan WY 82801

Board of Directors' Meeting
Corporate Resolution

Betty Sytner, the Sole Director of ProConcept Marketing Group, Inc. ("PRMK") has hereby declared that the following resolutions were duly adopted at a duly called meeting of the PRMK's Board of Directors today, Monday, August 2, 2021 at 11:30 a.m. PST. The Sole Director approved the following resolutions.

BE IT RESOLVED: that the Sole Director hereby effectuates the transfer of 9,900,000 Series A Preferred Shares on the books and records of PRMK currently owned by Infinity Group Holdings LLC, an entity controlled by Betty Sytner, the Sole Officer and Director of PRMK. Upon execution and notarization of the same, this resolution shall serve as the receipt of this transaction and the 9,900,000 Series A Preferred Shares will be transferred and owned by Nathan Puentes and recorded as such on the books of PRMK. The Preferred Series A stock transfer represents a change of control for PRMK.

BE IT RESOLVED: that Betty Sytner, as the Sole Officer and Director of PRMK, upon receipt of the executed stock purchase agreement dated August 2, 2021 and receipt of the agreed upon funds will transfer power and the 9,900,000 Series A Preferred Shares of PRMK held by Infinity Group Holdings LLC to Nathan Puentes. Nathan Puentes' Series A Preferred Shares will be held in book entry and will possess a control restriction.

Shareholder Name	**Number of Shares to Be Transferred**
Infinity Group Holdings LLC (current) 30 N. Gould Street, Suite B Sheridan WY 82801 310-266-3738 sytner@aol.com EIN#	1 x 9,900,000 Series A Preferred Shares Restricted Control Position Book Entry Only
IS HEREBY TRANSFERRED TO:	
Nathan Puentes (new control shareholder) 610 S. Park Avenue Tucson AZ 85719 Phone: Email: SS#	
TOTAL SHARES TO BE TRANSFERRED:	9,900,000

BE IT RESOLVED: that upon receipt of the executed SPA and receipt of the funds the processing of the transfer will be delivered to Nathan Puentes via email at the Closing.

BE IT FURTHER RESOLVED: that Betty Sytner appoints Nathan Puentes as Sole Officer and Director and hereby resigns all positions with PRMK once all terms of the Closing are completed.

BE IT FURTHER RESOLED: that the Sole Officer is hereby authorized and directed to take all necessary and appropriate actions to carry out the purposes of the foregoing resolutions.

Signed this 2 day of August 2021 by:

Betty Sytner
Sole Director

Notary

STATE OF ~~FLORIDA~~ California)
)
COUNTY OF Los Angeles)

Sworn to and subscribed to me this 2 day of August 2021,

by Betty Sytner.

My commission expires: March 22, 2025 (Seal)

Parker Alchanati

PARKER ALCHANATI
COMM # 2352652
Los Angeles County
California Notary Public
Comm Exp Mar. 22, 2025